Exhibit 99.1

                     Microvision Reports Third Quarter 2005
     Revenue of $3.3 Million and Year to Date Revenue of $12.0 Million, up
                    27% and 62% (Microvision Only) over 2004

    BOTHELL, Wash.--(BUSINESS WIRE)--Nov. 2, 2005--

  Company continues to exhibit strong year over year revenue growth, increased backlog and reduced operating losses

    Microvision, Inc. (NASDAQ:MVIS), a leader in light scanning technologies, today reported financial results for the third quarter and first nine months of 2005, continuing its trend of achieving double digit year over year quarterly revenue growth and reduced operating losses. The company reported revenue for the three months ended September 30, 2005 of $3.3 million, an increase of 27% over the $2.6 million (Microvision only) reported in the same quarter last year. Revenue for the first nine months of 2005 was $12.0 million compared to revenue of $7.4 million (Microvision only) for the same period in 2004, an increase of 62%.
    Product revenue increased to $1.2 million for third quarter 2005, more than double last year's third quarter and up 10% from second quarter 2005 and was comprised of $782,000 from sales of the Nomad System and $368,000 from sales of the Flic scanner. Product revenue for the nine months ended September 30, 2005 was $2.8 million, up 52% from the $1.8 million recorded in the same period last year and was comprised of $1.7 from sales of the Nomad system and $1.1 from sales of the Flic scanner. Contract revenue for third quarter 2005 was flat at $2.2 million versus the same period last year. For the year, contract revenue continued to demonstrate strong growth with year to date revenue of $9.2 million, up 64% (Microvision only) from the same period in 2004.
    As of September 30, 2005 backlog totaled $4.9 million, up 53% when compared to $3.2 million (Microvision only) for the same period last year. The backlog for the current quarter was comprised of $4.6 million for development contracts and $276,000 for the Nomad System and Flic scanner.
    The company reported an operating loss of $6.9 million for third quarter 2005 and $18.3 million for the first nine months of 2005, an improvement of $1.6 million and $5.1 million (Microvision only), respectively from the same periods last year.
    The company's consolidated net loss available to common shareholders for third quarter 2005 includes non-cash items totaling $5.1 million or $.23 per share. The third quarter loss included a one-time, non-cash charge of $3.3 million or $0.15 per share resulting from the July 2005 restructuring of the company's $10 million senior secured notes and a one-time, non-cash charge of $1.2 million or $.05 per share associated with the August 2005 conversion of $5 million of preferred stock to common equity. Other non-cash charges include Microvision's share of Lumera's net loss in the third quarter and nine months which was $610,000 or $0.03 per share and $2.5 million or $0.11 per share, respectively. Beginning in July 2004, Lumera's results are accounted for under the equity method of accounting. Prior to July 2004, Lumera's operations were consolidated with the company's results. The company reported a consolidated net loss available for common shareholders of $12.6 million or $0.56 per share for third quarter 2005 compared to $10.1 million or $0.47 per share in the same period in 2004. The company reported a consolidated net loss available for common shareholders of $24.7 million or $1.13 per share for the first nine months of 2005 compared to $25.3 million or $1.18 per share for the same period last year.
    As a result of the debt restructuring and preferred stock conversion, the company reduced its debt by $5.0 million. In addition,subsequent to the end of the quarter, the company's noteholders converted $1.8 million of their notes to common stock. The company ended the quarter with $1.4 million in cash and cash equivalents.
    "While revenue for the third quarter fell short of more aggressive targets, we continue to show solid year over year growth for the quarter and nine months," stated Microvision CEO Rick Rutkowski. "In addition to posting year over year revenue growth for the third consecutive quarter, we once again improved operating losses and increased backlog when compared to last year. Our lower than expected revenue in the third quarter was partially attributable to lower contract activity, which in part was due to a delay in completion of a development contract. Product revenue was up sequentially and year over year and was driven by the delivery 85 Nomad ND 2500 systems to General Dynamics in the quarter, completing the 165 unit order for the U.S. Army.
    "While we continue to focus on the identification of strategic accounts and the development of channel partnerships for commercial sales of the Nomad 2100 Expert Technician system in transportation maintenance segments, we are also refining our strategy on qualifying customers within this space, upgrading our ability to measure and communicate the economic benefits of the product and focusing more on training, acceptance and post-sale support," said Alexander Tokman, President and COO of Microvision. "Focus on specific applications supported by quantifiable ROI and favorable content will be the key to growth of the Nomad system as the productivity tool within the MRO space. We are exhibiting the Nomad system this week in Las Vegas at the Automotive Aftermarket Parts Exposition, highlighting both these applications. We are encouraged with our initial success in the military vehicle maintenance market. We now have installations in two Army Reserve Regional Readiness Command Centers with a third installation scheduled for next week. In parallel to these efforts, we are actively evaluating additional applications for the Nomad system with an eye toward potentially launching new sales efforts early next year.
    "Flic has built a solid base of business over the last several quarters and we expect to be able to leverage that success. Our focus is on developing channel partners in mobility and consumer household applications. We signed a co-distribution agreement with Bitz & Pixels to co-market the Flic scanner with Collectorz.com media collector software, our first bundled Flic scanner solution that Microvision will offer for sale. This, in addition to our distribution arrangements with IntelliInnovations and Delicious Monster, represents entry points into the consumer household market for bar code-enabled personal computer applications. We also continued progress on a reference account installation of Flic scanners into a large hospital that is part of a national chain. We expect to use this reference account to enable us to enter the healthcare market for bar code scanners in 2006 to take advantage of the FDA unit-of-use mandate, which requires drug manufacturers to place 1D bar codes on individual doses of medication."
    "We continue to make measurable progress toward commercialization of several OEM products," stated Rutkowski. "We recently announced that we signed a nonbinding letter of intent with Bosch to formalize our ongoing collaboration towards bringing a laser scanning HUD to market. We are encouraged at our prospects of receiving additional development contracts leading to a potential design win.
    "Work is progressing on our laser camera development project with Ethicon Endo Surgery. We expect to complete our first development phase later this year.
    "We are continuing to develop our strategy with respect to opportunities in the very high volume consumer markets, including gaming and other mobile devices. We are pursuing opportunities to partner with one or more leading companies to develop a range of uniquely powerful consumer display solutions for both wearable and projection devices."

    Conference Call

    Microvision will host a conference call to discuss its third quarter and year to date 2005 financial results at 4:30 p.m. ET today. Participants may join the conference call by dialing 866-356-4279
(for U.S. participants) ten minutes prior to the start of the conference. International participants can dial 617-597-5394. The conference passcode number is 62005478. Additionally, the call will be broadcast over the Internet and can be accessed from the company's web site at www.microvision.com. A telephone replay of the call will be available until 6:30 p.m. ET November 9, 2005 and can be accessed by dialing 888-286-8010 (for U.S. participants) or 617-801-6888 (for international participants). The passcode is 95006285. Also, a replay of the conference call will be available on the company's web site.

    About Microvision: www.microvision.com

    Headquartered in Bothell, Wash., Microvision Inc. is the world leader in the development of high-resolution displays and imaging systems based on the company's proprietary silicon micro-mirror technology. The company's technology has applications in a broad range of military, medical, industrial, professional and consumer products.

    Forward-Looking Statements Disclaimer

    Certain statements contained in this release, including expected results, projections of future revenues, plans for product development and production volume, future development contracts and commercial arrangements, growth in demand, future product benefits, future operations and the benefits of our equity interest in Lumera, as well as statements containing words like "believes,""estimate," "expects," "anticipates," "target," "plans," "will", "could" and other similar expressions, are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company's forward-looking statements include the following: our ability to raise additional capital when needed; market acceptance of our technologies and products; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; our dependence on the defense industry and a limited number of government development contracts; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims, risks related to Lumera's business and the market for its equity and other risk factors identified from time to time in the company's SEC reports and other filings, including the Company's Annual Report on Form 10-K filed with the SEC. Except as expressly required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.


                          Microvision, Inc.
                      Consolidated Balance Sheet
                            (In thousands)
                             (Unaudited)

                                           September 30,  December 31,
                                               2005          2004
                                           -------------  ------------
Assets
Current Assets
 Cash and cash equivalents                 $       1,415  $      1,268
 Investment securities, available-for-sale             -             -
 Accounts receivable, net of allowances            1,504         5,227
 Costs and estimated earnings in excess of
  billings on uncompleted contracts               1,218           597
 Inventory                                        2,318         3,167
 Current restricted investments                   1,101             -
 Other current assets                             1,376         1,293
                                           -------------  ------------
   Total current assets                           8,932        11,552

Investment in Lumera                              4,544        10,201
Property and equipment, net                       1,636         2,318
Restricted investments                            1,000         1,238
Restricted investment in Lumera                   2,457             -
Other assets                                        161           229
                                           -------------  ------------
   Total assets                           $      18,730  $     25,538
                                           =============  ============


Liabilities, Mandatorily Redeemable
 Convertible Preferred Stock
 and Shareholders' (Deficit) Equity
Current Liabilities
 Accounts payable                         $       1,857  $      2,624
 Accrued liabilities                              3,934         4,538
 Allowance for estimated contract losses              -            53
 Billings in excess of costs and estimated
  earnings on uncompleted contracts                 119         3,318
 Liability associated with common stock
  warrants                                        3,169             -
 Current portion of notes payable                 6,292             -
 Current portion of capital lease
  obligations                                        28            39
 Current portion of long-term debt                   42            77
                                           -------------  ------------
     Total current liabilities                   15,441        10,649

Notes payable, net of current portion             2,920             -
Capital lease obligations, net of current
 portion                                            100             9
Long-term debt, net of current portion                -            22
Deferred rent, net of current portion               228            21
                                           -------------  ------------
     Total liabilities                           18,689        10,701
                                           -------------  ------------

Commitments and contingencies                         -             -

Mandatorily redeemable convertible
 preferred stock                                  4,063         7,647
                                           -------------  ------------
Shareholders' (Deficit) Equity
 Common stock at par value                           24            22
 Additional paid-in capital                     208,108       196,929
 Deferred compensation                             (100)         (305)
 Subscriptions receivable from related
  parties                                             -          (166)
 Receivables from related parties, net           (1,823)       (1,823)
 Accumulated deficit                           (210,231)     (187,467)
                                           -------------  ------------
   Total shareholders' (deficit) equity          (4,022)        7,190
                                           -------------  ------------
   Total liabilities, mandatorily
    redeemable convertible preferred
    stock and shareholders' (deficit)
    equity                                $      18,730  $     25,538
                                           =============  ============




                          Microvision, Inc.
                 Consolidated Statement of Operations
            (In thousands, except earnings per share data)
                             (Unaudited)

                              Three months ended   Nine months ended
                                  September 30,       September 30,
                              -------------------  ------------------
                                 2005      2004      2005      2004
                               --------  --------  --------  --------
Contract revenue              $  2,180  $  2,157  $  9,244  $  6,267
Product revenue                  1,150       572     2,793     1,834
                               --------  --------  --------  --------
  Total revenue                  3,330     2,729    12,037     8,101
                               --------  --------  --------  --------

Cost of contract revenue         1,647     1,580     5,143     3,977
Cost of product revenue          2,117       886     5,484     2,189
                               --------  --------  --------  --------
  Total cost of revenue          3,764     2,466    10,627     6,166
                               --------  --------  --------  --------

 Gross margin                     (434)      263     1,410     1,935
                               --------  --------  --------  --------

Research and development
 expense                         1,963     4,666     5,884    12,628
Sales, marketing, general and
 administrative expense          4,405     4,722    13,456    14,486
Non-cash compensation expense      118       212       374     1,828
                               --------  --------  --------  --------
    Total operating expenses     6,486     9,600    19,714    28,942
                               --------  --------  --------  --------

Loss from operations            (6,920)   (9,337)  (18,304)  (27,007)

Interest income                     61        43       186       224
Interest expense                  (443)      (40)   (1,513)     (137)
Gain (loss) on disposal of
 fixed assets                        -        (1)        -        (1)
Gain on derivative features
 of notes payable                  210         -     1,268         -
Loss on debt restructuring      (3,313)        -    (3,313)        -
Other income/expense               (14)        -       (17)        -
                               --------  --------  --------  --------

Loss before minority
 interests and equity in
 losses of Lumera             $(10,419) $ (9,335) $(21,693) $(26,921)

Minority interests in loss of
 consolidated subsidiary             -        54         -     2,438
Equity in losses of Lumera        (610)     (750)   (2,488)     (750)
Gain on sale of equity method
 investment                          -         -     1,570         -
                               --------  --------  --------  --------

Net loss                      $(11,029) $(10,031) $(22,611) $(25,233)

Less: Stated dividend on
 mandatorily redeemable
 convertible preferred stock       (62)      (20)     (236)      (20)
  Accretion to par value          (143)      (43)     (534)      (43)
  Beneficial conversion
   feature of notes payable       (153)        -      (153)        -
  Inducement for
   conversion of preferred
   stock                        (1,184)        -    (1,184)        -
                               --------  --------  --------  --------

Net loss available for common
 shareholders                 $(12,571) $(10,094) $(24,718) $(25,296)
                               ========  ========  ========  ========

Net loss per share - basic
 and diluted                  $  (0.56) $  (0.47) $  (1.13) $  (1.18)
                               ========  ========  ========  ========

Weighted-average shares
 outstanding - basic and
 diluted                        22,637    21,508    21,875    21,488
                               ========  ========  ========  ========


    CONTACT: Microvision, Inc.
             Brian Heagler, 425-415-6794  (Investors)
             Matt Nichols, 425-415-6657 (Media)